Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 713.229.1234 FAX 713.229.1522

March 3, 2005

067481.0105

NCI Building Systems, Inc.
10943 North Sam Houston Parkway West
Houston, Texas 77064

Ladies and Gentlemen:

     As set forth in the Registration Statement on Form S-3 (the “Registration Statement”) filed by NCI Building Systems, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of the offering and sale of (i) $180,000,000 aggregate principal amount of 2.125% Convertible Senior Subordinated Notes due 2024 (the “Notes”) issued pursuant to an Indenture (the “Indenture”) dated as of November 16, 2004 between the Company and The Bank of New York, as trustee (the “Trustee”), and (ii) 4,484,178 shares of common stock (the “Common Stock”), par value $0.01 per share, and the associated Rights to purchase Series A Junior Preferred Stock (the “Rights”), of the Company issuable upon the conversion of the Notes, in each case that may be sold by the selling securityholders referred to in the Registration Statement from time to time pursuant to Rule 415 under the Act, we are passing upon certain legal matters for the Company in connection with the Notes, the Common Stock and the Rights. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

     In our capacity as your counsel in connection with the matters referred to above, we have examined originals, or copies certified or otherwise identified, of the Articles of Incorporation and Bylaws of the Company, each as amended to date, the Indenture, the Notes, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee and (ii) the Notes have been duly authenticated by the Trustee.

NCI Building Systems, Inc.	February 24, 2005.

     On the basis of the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:

     1. The Notes constitute legal, valid and binding obligations of the Company, enforceable against the Company, except as the enforceability thereof is subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     2. The Common Stock has been duly authorized and reserved for issuance and, when certificates representing the Common Stock have been duly executed, countersigned, registered and delivered upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, the Common Stock will be validly issued, fully paid and non-assessable.

     3. The issuance of the Rights associated with the Common Stock has been duly authorized by all requisite corporate action on the part of the Company and, upon issuance in connection with the issuance of the associated Common Stock and in accordance with the terms of the Rights Agreement between the Company and Harris Trust and Savings Bank, as rights agent, dated as of June 24, 1998, as amended (the “Rights Agreement”), the Rights associated with such Common Stock will be validly issued.

     The opinion set forth in paragraph 3 above is further limited to the valid issuance of the Rights under the Delaware General Corporation Law. In this connection, we do not express any opinion herein on any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights, the enforceability of any particular provisions of the Rights Agreement, or the provisions of the Rights Agreement that discriminate or create unequal voting power among stockholders.

     The opinions set forth above are limited in all respects to (1) matters of the laws of the State of New York, (2) the General Corporation Law of the State of Delaware, which includes the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and (3) applicable federal law. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.